UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2011
FUELCELL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.03. Material Modification to Rights of Security Holders
On March 31, 2011, FuelCell Energy, Inc. (“FuelCell”) entered into an agreement with Enbridge, Inc. (“Enbridge”) to modify the Class A Cumulative Redeemable Exchangeable Preferred Shares agreement (the “Series 1 preferred share agreement”) between FuelCell Energy, Ltd., a wholly-owned subsidiary of FuelCell, and Enbridge, the sole holder of the Series 1 preferred shares. As of March 31, 2011, there were 1,000,000 Class A Cumulative Redeemable Exchangeable Preferred Shares outstanding (“Series 1 preferred shares”) with a principal redemption price of Cdn. $25 per share. Consistent with the previous Series 1 preferred share agreement, FuelCell continues to guarantee the return of principal and dividend obligations of FuelCell Energy, Ltd. to the Series 1 preferred shareholders under the modified agreement.
Under the previous Series 1 preferred shares agreement, FuelCell Energy, Ltd. had an accrued and unpaid dividend obligation of approximately Cdn. $12,500,000 representing the deferral of dividends plus interest from the commencement of the agreement in May 2004 to present. Payment was originally due to Enbridge as of December 31, 2010, but was subsequently extended based on mutual consent. Under the modified terms, this obligation will be settled as (i) equal quarterly returns of capital cash payments to the holders of the Series 1 preferred shares on the last day of each calendar quarter starting on March 31, 2011 and ending on December 31, 2011 and (ii) additional return of capital payments, as consideration for the one-year deferral, calculated at a 9.8 percent rate per annum on the unpaid Cdn. $12,500,000 obligation.
Under the previous Series 1 preferred shares agreement, FuelCell Energy, Ltd. was to make annual dividend payments totaling Cdn. $1,250,000. The terms of the Series 1 preferred share agreement were also modified to adjust these payments to (i) an annual amount of Cdn$500,000 for dividends and (ii) an amount of Cdn.$750,000 as return of capital payments payable in cash. These payments are due quarterly beginning on March 31, 2011 and end on December 31, 2020. Additional dividends accrue on cumulative unpaid dividends at a 1.25 percent quarterly rate, compounded quarterly, until payment thereof. On December 31, 2020 the amount of all accrued and unpaid dividends on the Class A Preferred Shares and the balance of the principal redemption price shall be paid to the holders of the Series 1 preferred shares. The Company has the option of making dividend payments in the form of common stock or cash under terms outlined in the preferred share agreement.
As a result of a modification of terms, the Company will reevaluate the carrying value, classification and future accretion amounts of this instrument during the second fiscal quarter of 2011. This instrument is currently classified as Redeemable Preferred Stock of Subsidiary on FuelCell’s consolidated balance sheet.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

4.1	Letter Agreement, dated March 31, 2011, by and between FuelCell Energy, Inc. and Enbridge, Inc.
4.2	Guarantee Amending Agreement, dated April 1, 2011, by and between FuelCell Energy, Inc. and Enbridge, Inc.
4.3	Revised Special Rights and Restrictions Attached to the Class A Preferred shares of FuelCell Energy, Ltd.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.
Date: April 6, 2011	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer